EXHIBIT 99.1

Conatus Pharmaceuticals Reports 2014 Financial Results and Program Updates

SAN DIEGO, March 11, 2015 (GLOBE NEWSWIRE) -- Conatus Pharmaceuticals Inc. (Nasdaq:CNAT), a biotechnology company focused on the development and commercialization of novel medicines to treat liver disease, today announced financial results for the fourth quarter and full year ended December 31, 2014, and provided updates on its clinical development programs.

Financial Results

The net loss for the fourth quarter of 2014 was $5.3 million compared with $5.1 million for the fourth quarter of 2013. The net loss for the full year 2014 was $22.3 million compared with $15.6 million for the full year 2013.

Research and development expenses were $3.4 million for the fourth quarter of 2014 compared with $3.0 million for the fourth quarter of 2013. Research and development expenses were $14.9 million for the full year 2014 compared with $6.9 million for the full year 2013. The increases in research and development expenses were primarily due to increases in external costs for clinical trials and personnel costs.

General and administrative expenses were $1.9 million for the fourth quarter of 2014 compared with $2.1 million for the fourth quarter of 2013. General and administrative expenses were $7.4 million for the full year 2014 compared with $4.7 million for the full year 2013. The full year increase in general and administrative expenses was primarily due to additional personnel costs and the related expansion of operations, as well as a full year of spending on public company obligations.

Cash, cash equivalents and marketable securities were $37.1 million at December 31, 2014, compared with $56.4 million at December 31, 2013. The company is projecting a year-end 2015 balance of cash, cash equivalents and marketable securities of approximately $15 million, excluding cash from financing activities.

Program Updates

Conatus recently completed three clinical trials of its lead compound, emricasan, in subjects with impaired organ function to support dose selection and prioritization for advancement in its overall clinical development program: a Phase 1 trial in subjects with severe renal impairment; a Phase 1 trial in subjects with mild, moderate and severe hepatic impairment; and a Phase 2b trial in acute-on-chronic liver failure (ACLF) subjects who may have simultaneous impairment of both liver and kidney function. Aggregate top-line results from these three trials, encompassing a total of 73 subjects across five distinct organ impairment patient populations, were released in January 2015.

All three trials provided important information on the effects of renal and hepatic impairment on the pharmacokinetics and pharmacodynamics of emricasan, and provided support for emricasan's continued development in patients with liver cirrhosis. Emricasan was well-tolerated at all doses tested, regardless of the affected organ (liver or kidney) or degree of organ impairment, and in patients with mild and moderate hepatic impairment, can be delivered at active levels of drug within the range of preclinical toxicology coverage. There were no drug-related serious adverse events or dose-limiting toxicities. With respect to ACLF, the company decided it will not pursue registration trials in this patient population at this time.

Conatus is developing emricasan for the treatment of patients with chronic liver disease including:

  patients with nonalcoholic fatty liver disease (NAFLD), including the subset of NAFLD patients with inflammatory and/or fibrotic nonalcoholic steatohepatitis (NASH);
  post-orthotopic liver transplant (POLT) recipients with liver fibrosis post-transplant as a result of recurrent hepatitis C virus (HCV) infection who have successfully achieved a sustained viral response (SVR) following HCV antiviral therapy (POLT-HCV-SVR);
  patients with liver cirrhosis (LC) and portal hypertension (PH); and
  patients with LC and Model for End-stage Liver Disease (MELD) scores of 11 to 18.

Four ongoing Phase 2 clinical trials in these various liver disease patient populations are expected to confirm and refine the most appropriate initial registration pathway, subject to regulatory agency discussions.

NAFLD/NASH Trial Update

The company initiated a clinical trial of emricasan in approximately 40 subjects with NAFLD, including subjects with NASH, in March 2014. Subjects will be randomized 1:1 to receive either 25 mg of emricasan or placebo orally twice daily for 28 days. This double-blind, placebo-controlled Phase 2 NAFLD/NASH clinical trial is intended to confirm the appropriate dosing in this patient population for potential future trials that the company may conduct, to expand emricasan's safety database, and to evaluate changes in relevant biomarkers of liver damage and metabolic function in subjects with NAFLD/NASH. Top-line results from the NAFLD/NASH trial are expected to be available in the first quarter of 2015.

POLT-HCV-SVR Trial Update

The company initiated a clinical trial in POLT-HCV-SVR subjects with fibrosis in May 2014. The double-blind, placebo-controlled Phase 2b clinical trial is designed to enroll approximately 60 subjects. Subjects will be randomized 2:1 to receive either 25 mg of emricasan or placebo orally twice daily for 24 months and will then be followed for another month post-treatment. The primary endpoint in this exploratory proof-of-concept clinical trial is the change in the Ishak fibrosis score compared to placebo. The trial will also evaluate other histological markers and biomarkers as well as long-term safety and tolerability. Initial baseline data from the POLT-HCV-SVR trial are expected to be available in the second quarter of 2015.

Portal Hypertension Trial Update

In September 2014, the company initiated a clinical trial in subjects with clinical, radiological, or biochemical evidence of liver cirrhosis, mild to moderate liver impairment and portal hypertension confirmed by hepatic venous pressure gradient (HVPG) procedure prior to enrollment. The exploratory, etiology-indifferent, open-label Phase 2 PH clinical trial is designed to enroll approximately 20 subjects. Subjects will receive 25 mg of emricasan orally twice daily for 28 days. The co-primary endpoints are the changes from baseline in HVPG and cleaved Cytokeratin-18 (cCK18), a mechanism-specific biomarker that increases with liver disease severity. Secondary endpoints include the changes from baseline in Model for End-Stage Liver Disease (MELD) score and Child-Pugh score. Additional endpoints include other biomarkers as well as safety and tolerability. Top-line results from this trial are expected to be available in the third quarter of 2015.

Liver Cirrhosis Trial Update

Also in September 2014, the company initiated a clinical trial in subjects with clinical, radiological, or biochemical evidence of liver cirrhosis, mild to moderate liver impairment and a MELD score of 11 to 18 during the screening period. This etiology-indifferent Phase 2 LC clinical trial is expected to enroll approximately 80 subjects and consists of two stages. In the first stage, which is double-blind and placebo-controlled, subjects will be randomized 1:1 to receive either 25 mg of emricasan or placebo orally twice daily for three months. In the second stage, which will be open-label, subjects who complete the first phase of the trial, either on treatment or placebo, may receive emricasan for up to an additional three months. The primary endpoint is change from baseline in cCK18. Secondary endpoints include change from baseline in MELD score and change from baseline in Child-Pugh score, along with other biomarkers, as well as safety and tolerability. Initial results from the first stage of this trial are expected to be available in the fourth quarter of 2015.

Conference Call and Audio Webcast

Conatus will host a conference call and audio webcast at 4:30 p.m. Eastern Time today to discuss the quarterly results and provide a corporate update. To access the conference call, please dial 877-312-5857 (domestic) or 970-315-0455 (international) at least five minutes prior to the start time and refer to conference ID 91881348. A live and archived audio webcast of the call will also be available in the Investor Center of the company's website at http://ir.conatuspharma.com/events.cfm.

About Emricasan Clinical Development

To date, emricasan has been studied in over 550 subjects in thirteen clinical trials. In a completed Phase 2b clinical trial, emricasan consistently demonstrated statistically significant, rapid and sustained reductions in elevated levels of key biomarkers of inflammation and apoptosis that are implicated in the severity and progression of liver disease. Importantly, these key biomarkers are known to be elevated and to have prognostic value in multiple hepatic indications that Conatus is currently pursuing.

About Conatus Pharmaceuticals

Conatus is a biotechnology company focused on the development and commercialization of novel medicines to treat liver disease. Conatus is developing its lead compound, emricasan, for the treatment of patients with chronic liver disease. Emricasan is a first-in-class, orally active pan-caspase protease inhibitor designed to reduce the activity of enzymes that mediate inflammation and apoptosis. Conatus believes that by reducing the activity of these enzymes, emricasan has the potential to interrupt the disease progression across the spectrum of liver disease. For additional information, please visit www.conatuspharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward looking statements, including: statements regarding Conatus' projected cash, cash equivalents and marketable securities; the timeline to announce top-line results from the Phase 2 LC clinical trial and the Phase 2 PH clinical trial; the timeline to announce top-line results from the Phase 2 NAFLD/NASH clinical trial and the sufficiency of the dosing data to confirm appropriate dosing in any future trials in this patient population; the ability to confirm and refine the most appropriate initial registration pathway, subject to regulatory agency discussions, based on the company's ongoing clinical trials; the timeline to announce initial baseline data from the POLT-HCV-SVR Phase 2b clinical trial; the expected numbers of subjects in clinical trials and future clinical development plans for emricasan; and emricasan's therapeutic potential in patients with liver disease. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including: Conatus' ability to initiate and successfully complete current and future clinical trials; Conatus' dependence on its ability to obtain regulatory approval for, and then successfully commercialize emricasan, which is Conatus' only drug candidate; Conatus' reliance on third parties to conduct its clinical trials, enroll subjects, manufacture its preclinical and clinical drug supplies and manufacture commercial supplies of emricasan, if approved; potential adverse side effects or other safety risks associated with emricasan that could delay or preclude its approval; Conatus' ability to obtain orphan drug exclusivity for emricasan for any indication; results of future clinical trials of emricasan; the potential for competing products to limit the clinical trial enrollment opportunities for emricasan in certain indications; the uncertainty of the U.S. Food and Drug Administration's and other regulatory agencies' approval processes and other regulatory requirements; Conatus' ability to fully comply with numerous federal, state and local laws and regulatory requirements applicable to it; Conatus' limited operating history and its ability to operate successfully as a public company; Conatus' ability to obtain additional financing in order to complete the development and commercialization of emricasan; and those risks described in Conatus' prior press releases and in the periodic reports it files with the Securities and Exchange Commission. The events and circumstances reflected in Conatus' forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, Conatus does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Conatus Pharmaceuticals Inc.
Selected Condensed Financial Information
(Unaudited)

	Three Months Ended		Twelve Months Ended
Statements of Operations	December 31,		December 31,
	2014	2013	2014	2013

Operating expenses:
Research and development	$ 3,393,775	$ 2,976,998	$ 14,908,843	$ 6,947,439
General and administrative	1,927,569	2,123,913	7,379,339	4,650,807
Total operating expenses	5,321,344	5,100,911	22,288,182	11,598,246
Other income (expense):
Interest income	9,511	14,224	57,616	22,144
Interest expense	(17,500)	(44,909)	(70,000)	(462,570)
Other (expense) income	(7,018)	5,970	(19,325)	(1,070)
Other financing expense	--	--	--	(3,576,750)
Total other expense	(15,007)	(24,715)	(31,709)	(4,018,246)
Net loss	(5,336,351)	(5,125,626)	(22,319,891)	(15,616,492)

Reconciliation of net loss to net loss applicable to common stockholders:
Gain on extinguishment of convertible preferred stock	--	--	--	11,491,043
Deemed distribution from promissory note issuance	--	--	--	(474,561)
Net loss applicable to common stockholders	$ (5,336,351)	$ (5,125,626)	$ (22,319,891)	$ (4,600,010)

Net loss per share applicable to common stockholders, basic and diluted	$ (0.34)	$ (0.33)	$ (1.44)	$ (0.63)
Weighted average shares outstanding used in computing net loss per share applicable to common stockholders, basic and diluted	15,550,320	15,352,684	15,478,999	7,358,201

			December 31,
Balance Sheets			2014	2013

Assets
Current assets:
Cash, cash equivalents and marketable securities			$ 37,071,946	$ 56,352,987
Prepaid and other current assets			796,818	545,504
Total current assets			37,868,764	56,898,491
Property and equipment, net			237,066	23,068
Other assets			342,051	14,395
Total assets			$ 38,447,881	$ 56,935,954

Liabilities and stockholders' equity
Current liabilities			$ 4,175,233	$ 2,817,004
Note payable			1,000,000	1,000,000
Deferred rent			58,699	--
Stockholders' equity			33,213,949	53,118,950
Total liabilities and stockholders' equity			$ 38,447,881	$ 56,935,954
CONTACT: MEDIA: David Schull
         Russo Partners, LLC
         (858) 717-2310
         David.Schull@RussoPartnersLLC.com

         INVESTORS: Alan Engbring
         Conatus Pharmaceuticals Inc.
         (858) 376-2637
         aengbring@conatuspharma.com